Exhibit 23.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
--------------------------------
www.sealebeers.com


        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-155028 on Form S-1 of our report dated November 6, 2009, relating to the financial statements of Nevada Processing Solutions, Inc. appearing in the Annual Report on Form 10-K of Nevada Processing Solutions, Inc. for the period from May 30, 2006 (date of inception) to September 30, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Seale and Beers, CPAs
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    Seale and Beers, CPAs
    Las Vegas, NV
    November 24, 2009


             50 South Jones Blvd., Suite 202, Las Vegas, NV 89107
                      888-727-8251 Fax: 888-782-2351

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